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                        EXTENDED NO-LAPSE GUARANTEE RIDER

                      An Additional Benefit of this Policy
                                    Issued By

                                 Columbus Life
                               Insurance Company
                                   [GRAPHIC]
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Introduction

The effective date of this rider is the Policy Date. However, the charges for this rider and the benefits provided by this rider will not begin until the fifth anniversary of the Policy Date.

Required
Annual Premiums

At issue, the Required Annual Premium for the Extended No-Lapse Guarantee is as shown on the Policy Schedule. If You make any changes in Your policy which result in a change in the Monthly Deduction (as used in this rider, a "Policy Change"), We will send You an amended Policy Schedule showing the new Required Annual Premium for the Extended No-Lapse Guarantee.

Guaranteed
Minimum
Continuation
Period

The Guaranteed Minimum Continuation Period is the period during which the extended no-lapse guarantee is provided, if all conditions of this rider are satisfied. The date to which the Guaranteed Minimum Continuation Period runs is shown on the Policy Schedule.

Extended
No-Lapse
Guarantee

Beginning on the fifth anniversary of the Policy Date and continuing to the end of the Guaranteed Minimum Continuation Period as shown on the Policy Schedule, We guarantee that this policy will not terminate or begin the Grace Period if, as calculated from the Policy Date, the sum of the premiums paid, less any withdrawals, less the amount of any Indebtedness, is equal to or greater than the following:

(1) If You have made no Policy Changes, 1/12th of the Required Annual Premium for the Extended No-Lapse Guarantee, as shown on the Policy Schedule at issue, times the number of months from the Policy Date to the next Monthly Anniversary Day.

(2) If You have made Policy Changes, 1/12th of the Required Annual Premium for the Extended No-Lapse Guarantee at issue times the number of months from the Policy Date to the first such change, plus 1/12th of the Required Annual Premium for the Extended No-Lapse Guarantee following each such change times the number of months from that change to the next change, or, with respect to the most recent such change, the number of months from that change to the next Monthly Anniversary Day.



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Grace Period
And Lapse

On any Monthly Anniversary Day on or after the fifth anniversary of the Policy Date, if the sum of the premiums paid, less any withdrawals, less the amount of any Indebtedness is less than the amount required to meet the conditions of the Extended No-Lapse Guarantee described above, We will allow a Grace Period. We will mail You, and anyone shown on Our records as holding this policy as collateral, a notice indicating the minimum premium You must pay in order to keep this rider and the Extended No-Lapse Guarantee in effect. You will have 61 days from the date We mail You this notice to pay enough premium. If You do not pay the needed premium within the 61-day Grace Period, the Extended No-Lapse Guarantee and this rider will terminate at the end of the 61-day Grace Period.

This rider will also lapse and terminate if, during the first five Policy Years, You fail beyond the applicable Grace Period to satisfy the conditions for the Five Year No-Lapse Guarantee, as specified in the policy.

No
Reinstatement

If the policy or this rider lapses, this rider cannot be reinstated.

Cost of Insurance

The monthly cost of insurance for this rider is shown on the Policy Schedule and will be deducted as part of each Monthly Deduction. See the Monthly Deduction and Monthly Expense Charge section of the policy. If You make any changes to the coverage under Your policy, the cost of insurance for this rider may change. In this event, We will send You an amended Policy Schedule showing the new cost of insurance.

When Rider Ends

If this rider has not otherwise lapsed, it will end when the first of the following events occurs:

     (1)  If you send us your written request;

     (2)  The policy ends; or

     (3)  The last day of the Guaranteed Minimum Continuation Period.

Policy Terms

This rider is attached to and made a part of the policy. The terms and definitions of the basic policy apply to the rider except to the extent they are in conflict with its terms. This rider has no values.



       /s/ Donald J. Wuebbling                   /s/ Lawrence L. Grypp
              Secretary                                 President


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